Exhibit 99

FOR IMMEDIATE RELEASE

FUTUREFUEL CORP. ANNOUNCES THE APPOINTMENT OF RUBINBROWN LLP AS THE COMPANY’S NEW INDEPENDENT PRINCIPAL ACCOUNTING FIRM

St. Louis, MO – February 20, 2008 – FutureFuel Corp. (AIM: FFU) announced today that the company has selected RubinBrown LLP (“RubinBrown”) as its principal independent accounting firm for the fiscal year ended December 31, 2007.  The selection of RubinBrown was made by the Audit Committee of the Board of Directors and became effective on February 13, 2008.  RubinBrown replaces the company’s previous principal accounting firm, KPMG LLP (“KPMG”).

As reported in its Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 20, 2008, the Audit Committee directed management to engage in a competitive request for proposal process in December of 2006 for independent auditing services for the year ended December 31, 2007.  Upon the completion of this process, the Audit Committee selected RubinBrown as FutureFuel’s new independent principal accountants.  The Audit Committee believes that the selection of RubinBrown will not only result in the selection of an independent accounting firm that possesses the appropriate skill set for the company’s audit work but also a reduction in the expense associated with this work.

Based in St. Louis, Missouri, RubinBrown is a certified public accounting firm that is registered with the Public Company Accounting Oversight Board, a private sector, non-profit corporation, created by the Sarbanes-Oxley Act of 2002 to oversee the auditors of public companies in order to protect the interests of investors and further the public interest in the preparation of informative, fair, and independent audit reports.  Additionally, RubinBrown is an independent member of Baker Tilly International, an association of 138 independent regional accounting and business consulting firms with affiliates in 104 countries and a leading service provider to AIM.  The Chairman of RubinBrown is currently the Chairman of Baker Tilly International.

There were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the periods that they provided auditing services to FutureFuel.  KPMG will continue to provide services to the company in the transition process and in the future as mutually agreed.  The management of FutureFuel thanks KPMG for their efforts in providing the professional services that they have rendered.

About FutureFuel Corp.

FutureFuel Corp. (AIM: FFU) (“FutureFuel”), through its wholly owned subsidiary FutureFuel Chemical Company, owns approximately 2,200 aces of land six miles southeast of Batesville in north central Arkansas fronting the White River.  Approximately 500 acres of the site are occupied with batch and continuous manufacturing facilities, laboratories and infrastructure, including on-site liquid waste treatment.  Batesville facility was constructed by Eastman Kodak Company as a green field site in 1977, initially to produce proprietary photographic chemicals.  Currently, the Batesville plant derives revenues from the manufacturing of specialty chemicals for specific customers, also referred to as custom manufacturing, the manufacturing of multi-customer specialty chemicals, referred to as performance chemicals, and the production of biodiesel.  FutureFuel intends to increase its production capacity of biodiesel and to pursue the commercialization of other biofuel products.

For more information contact:

Lee E. Mikles
Chief Executive Officer

(805) 565-9800